Exhibit 4.3

EXECUTION VERSION

DATED 24 September 2019

AMRYT PHARMA PLC

INSTRUMENT CONSTITUTING ZERO COST WARRANTS TO
SUBSCRIBE FOR ORDINARY SHARES OF £0.06 EACH

GIBSON, DUNN & CRUTCHER UK LLP

Telephone House

2-4 Temple Avenue, London EC4Y 0HB
020 7071 4000 Tel       020 7071 4244 Fax
Ref: 103347081 / File no. 06287.000001

THIS INSTRUMENT is executed on 24 September 2019

BY:

AMRYT PHARMA PLC, registered in England and Wales with company number 12107859 whose registered office is at Dept 920a, 196 High Road, Wood Green, London N22 8HH (the “Company”).

BACKGROUND:

(A)	The Company has by a resolution of its Directors passed on 23 September 2019 resolved to create Warrants to subscribe for Ordinary Shares to be constituted in accordance with this Instrument.

(B)	This Instrument and the Schedules constitute the Warrants.

(C)	The Warrants constituted by this Instrument are being granted by the Company to one or more persons subscribing for Ordinary Shares pursuant to a subscription for Ordinary Shares being undertaken by the Company on or around the date of this Instrument.

NOW THIS INSTRUMENT WITNESSES and the Company hereby declares as follows:

1.             INTERPRETATION

1.1	In this Instrument, the following expressions shall have the following meanings:

“Act” means the Companies Act 2006;

“Admission” means admission of the Subscription Shares to trading on AIM in accordance with the AIM Rules and to trading on Euronext Growth in accordance with the Euronext Growth Rules;

“ADRs” means the American Depositary Receipts issued or to be issued by the Company and “ADR” shall be construed accordingly;

“AIM” means the market of that name operated by London Stock Exchange;

“AIM Rules” means the AIM Rules for Companies and guidance notes relating to AIM published by the London Stock Exchange as in force at the date of this Instrument, or where the context requires, as amended modified or adapted from time to time;

“Business Day” a day (excluding a Saturday, Sunday or a public holiday) on which the clearing banks are open for normal business in the City of London and Dublin;

“Certificate” means a certificate in the form set out in Schedule 1 to this Instrument;

“Conditions” means the terms and conditions of the Warrants as set out in Schedule 2;

“CREST” the computerised settlement system operated by Euroclear UK & Ireland Limited to facilitate the transfer of title to shares in uncertificated form;

“Deed” means this Instrument;

“Directors” means the directors of the Company (from time to time);

“Euronext Growth” means the Euronext Growth Market, a market operated by Euronext Dublin;

“Euronext Growth Rules” means the Euronext Growth Rules for Companies published by Euronext Dublin governing admission to, and the operation of, Euronext Growth as in force as at the date of this Instrument or, where the context so requires, as amended or modified after the date of this Instrument;

“Exercise Notice” as defined in Condition 1.1;

“London Stock Exchange” London Stock Exchange plc;

“Ordinary Shares” means ordinary shares of £0.06 (6 pence) each in the capital of the Company;

“Registered Office” means the registered office for the time being of the Company;

“Register of Warrantholders” means the register maintained by the Company of the holders of Warrants;

“Special Resolution” has the meaning given to it in Condition 5.2;

“Subscription Period” means any time on and from Admission;

“Subscription Rights” means the right to subscribe for Ordinary Shares conferred by the Warrants as set out in Schedule 2;

“Subscription Shares” means the Ordinary Shares being subscribed for as referred to in recital (C);

“Warrantholder” means a registered holder for the time being of Warrants; and

“Warrants” means the zero cost warrants constituted by this Instrument.

1.2	Terms defined in the articles of association of the Company as in force on the date of this Deed (the “Articles”) shall, unless otherwise defined in this Deed, have the same meaning when used in this Deed and the schedules hereto.

1.3	Words denoting the singular shall include the plural and vice versa.

1.4	Words denoting the masculine gender shall include the feminine gender.

1.5	Words denoting persons only shall include corporations.

2.	SUBSCRIPTION RIGHTS

2.1	The Company undertakes that upon the exercise of the Subscription Rights by a Warrantholder in accordance with the Conditions it shall allot and issue to that Warrantholder the relevant number of Ordinary Shares to be allotted and issued pursuant to the Subscription Rights in accordance with the Conditions and, if at the time of exercise of the Subscription Rights, the Company has an American Depositary Share programme, it shall procure that the Ordinary Shares allotted and issued are deposited with the relevant depositary or custodian and that an ADR certificate is issued to the Warrantholder.

3.	CONSTITUTION AND FORM OF WARRANTS

3.1	The Company has created, pursuant to a resolution of its Directors dated 23 September 2019 and subject to the provisions of this Deed, the Warrants. Each Warrant shall be in registered form and shall entitle the holder to subscribe at any time during the Subscription Period for one Ordinary Share.

3.2	The Warrants shall be granted to the proposed Warrantholder by deed poll. The Company acknowledges that it has received due consideration for the Warrants and no further or other consideration shall be required from the proposed Warrantholder.

3.3	Each Warrantholder shall be entitled to a Certificate. A Warrant shall bear the date on which the holder(s) thereof are entered on the Register of Warrantholders.

3.4	Joint holders of Warrants will be entitled to only one Certificate in respect of their joint holding and such Certificate will be delivered to the joint holder who is first-named on the Register of Warrantholders in respect of the joint holding or to such other person as the joint holders may in writing direct to the Company.

3.5	The Company shall comply with the Conditions, which shall be deemed to be incorporated in this Deed and shall be binding on the Company and the holders of the Warrants (who shall be deemed to have notice of their terms) and all persons claiming through or under them respectively.

4.	GOVERNING LAW

This Deed is governed by, and shall be construed in accordance with, English law, and the courts of England shall have exclusive jurisdiction to settle any dispute or non-contractual claim which may arise out of or in connection with this Deed.

SCHEDULE 1

CERTIFICATE OF WARRANT AND EXERCISE NOTICE

Certificate Number:

Amryt Pharma Plc (the “Company”)

Registered in England and Wales No: [●]

ZERO COST WARRANT REPRESENTING SUBSCRIPTION RIGHTS FOR ORDINARY SHARES OF £0.06 EACH (“ORDINARY SHARES”)

This is to certify that [●] is the holder of [●] Warrants to subscribe at any time for Ordinary Shares fully paid in the Company subject to the articles of association of the Company and to the terms of the Warrant Instrument dated [●] 2019. The Warrantholder shall be entitled to exercise Subscription Rights to subscribe for Ordinary Shares upon exercise of the Warrants and may exercise such Subscription Rights in whole or in part and from time to time during the Subscription Period.

An Exercise Notice is set out overleaf.

Dated	20[●]
Executed and delivered as a deed by		)
AMRYT PHARMA PLC		)	Signature
acting by		)
in the presence of:		)
		)	Name

Signature of witness

Name (in block capitals)

Address of witness

Occupation of witness

No transfer of any or all of the Subscription Rights represented by this Warrant will be registered without the production of this Warrant Certificate or an indemnity satisfactory to the Company.

EXERCISE NOTICE

To:	The Directors Amryt Pharma Plc (the “Company”)

From:	[Warrantholder] [Address]

Date:	[●]

Part A

I/We, the registered holder(s) of this Warrant hereby give notice of my/our wish to exercise my/our Subscription Rights on [●]. This exercise notice is provided in respect of [●] Ordinary Shares of £0.06 each in the capital of the Company (“Ordinary Shares”) in accordance with the particulars below.

Part B

I/We agree to accept the Ordinary Shares to be allotted pursuant hereto subject to the articles of association of the Company. I/We desire all of such Ordinary Shares to be registered in my/our name(s) and authorise the entry of [my/our name(s)]/[the name of the ADR custodian] in the [register of members]/[ADR register] in respect thereof.

Part C

EITHER

I/We hereby authorise the delivery of the Ordinary Shares to be allotted to me/us to the CREST Stock Account having the CREST Participant ID and CREST Member Account ID set out below and the despatch of a Warrant in my/our name(s) for any balance of my/our Subscription Rights remaining exercisable by post at my/our risk to the address shown above or if no address is given to the registered address of the first named Warrantholder.

CREST Participant ID

CREST Member Account ID

Signature(s) of registered Warrantholder(s)	Date(s)

OR

I/We hereby authorise the despatch of the Certificate in respect of the Ordinary Shares in the Company to be allotted to me/us and a Warrant in my/our name(s) for any balance of my/our Subscription Rights remaining exercisable by post at my/our risk to the address shown above or if no address is given to the registered address of the first named Warrantholder.

OR

I/We hereby authorise the delivery of the Ordinary Shares to be allotted to me/us to the [ADR custodian] having the account ID set out below and the despatch of a Warrant in my/our name(s) for any balance of my/our Subscription Rights remaining exercisable by post at my/our risk to the address shown above or if no address is given to the registered address of the first named Warrantholder.

Account ID

Signature(s) of registered Warrantholder(s)	Date(s)

NOTES:

1.	In the case of joint holdings, all Warrantholders must sign. In the case of a corporation, this notice must be executed under its common seal or under the hand of an officer or attorney of the corporation duly authorised in that behalf.

2.	Please insert in Part A the number of Ordinary Shares in respect of which the Subscription Rights are to be exercised. If no number of Ordinary Shares is inserted but the notice is otherwise duly complete, the notice will be deemed to relate to the total number of Warrants held by the relevant Warrantholder(s) on the date of this notice.

3.	In order to exercise the Subscription Rights, the registered Warrantholder(s) must complete this notice of subscription and lodge it at the registered office of the Company in accordance with the Warrant Instrument. The rights are subject to adjustment as set out in the Warrant Instrument and completion and lodgement of this notice will in that event be deemed to be an exercise of the rights as so adjusted.

SCHEDULE 2

Terms and Conditions of the Warrants

1.	SUBSCRIPTION RIGHTS

1.1	A Warrantholder shall have the right in respect of each Warrant held by it to subscribe for one Ordinary Share at any time within the Subscription Period. In no event shall any Warrantholder have the right to subscribe for, nor shall the Company issue to such Warrantholder (and to the extent issued such issuance shall be deemed null and void), Ordinary Shares to the extent that such subscription would result in the Warrantholder and its affiliates, including groups that include the Warrantholder and its affiliates, together beneficially owning more than 4.99 per cent. or more than 9.99 per cent. (as the case may be) of the issued and outstanding Ordinary Shares.

1.2	In order to exercise Subscription Rights, in whole or in part, a Warrantholder must lodge its Certificate at the Registered Office on any Business Day within the Subscription Period, having completed the notice of exercise set out on the Warrantholder’s Certificate (“Exercise Notice”). Once lodged, an Exercise Notice shall be irrevocable save with the consent of the Directors. Compliance must also be made with any statutory or regulatory requirements for the time being applicable (e.g. anti-money laundering procedures). An Exercise Notice which is not completed and lodged in accordance with this Condition shall be of no effect.

1.3	The Subscription Rights shall be exercised subject in each case to any applicable fiscal or other laws or regulations applicable in the jurisdiction in which the Warrantholder is located.

1.4	Any Ordinary Shares allotted upon exercise of a Warrant will be fully paid and will in all respects rank pari passu with the fully paid Ordinary Shares in issue on the relevant exercise date (except in any such case for any right excluded by mandatory provisions of applicable law), except that the Ordinary Shares so allotted will not rank for any rights, distributions or payments where the record date or other due date for the establishment of entitlement to the same falls prior to the relevant date of allotment.

1.5	A Warrantholder exercising a Warrant must pay to the relevant authority any applicable taxes and capital, stamp, issue and registration duties arising on exercise of the relevant Warrant (other than any issue, capital, stamp or registration duties (or any like or similar taxes or duties) payable or arising in the United Kingdom in respect of the allotment, issue and/or delivery of any ADR certificate or Ordinary Shares (as applicable) resulting from such exercise, which shall be payable by the Company) and such holder shall be responsible for all, if any, taxes arising by reference to any disposal or deemed disposal of a Warrant or interest therein in connection with such exercise.

1.6	Any Ordinary Shares to be issued on exercise of the Warrants will be allotted and issued in uncertificated form by the Company through CREST or through the relevant settlement system operated by the ADR custodian, unless the Warrantholder elects to hold the Ordinary Shares in certificated registered form or, at the time of issue, the Ordinary Shares are not a participating security in CREST.

1.7	Where Ordinary Shares are to be issued through CREST or through the relevant settlement system operated by the ADR custodian, they will be delivered to the account specified by the Warrantholder in the Exercise Notice on the date of admission of the Ordinary Shares to trading on AIM. If a Warrantholder elects to hold the Ordinary Shares in certificated registered form, the Ordinary Shares will be delivered to the account specified by the Warrantholder in the Exercise Notice and certificates for the Ordinary Shares issued on exercise of the Warrants will be despatched to the address specified in the Exercise Notice by mail free of charge (but uninsured and at the risk of the person entitled thereto) no later than 14 days after due completion and lodging at the Registered Office of the Exercise Notice. In the event of a partial exercise by a Warrantholder of the Subscription Rights comprised in its Certificate, the Company shall at the time of issue of the Ordinary Shares despatch by mail free of charge (but uninsured and at the risk of the person entitled thereto) a fresh Certificate in the name of the Warrantholder for any balance of his Subscription Rights remaining exercisable.

2.	ADJUSTMENT OF SUBSCRIPTION RIGHTS

Upon any sub-division or consolidation of the Ordinary Shares on or by reference to such a date, the number and/or nominal value of Ordinary Shares to be subscribed for on any subsequent exercise of the Subscription Rights will be increased or reduced, as the case may be, as the auditors for the time being of the Company acting as experts and not as arbitrators (“Auditors”) shall certify as being necessary in order that, after such adjustment, a Warrantholder will be in the same economic position as it had been prior to the adjustment and notice of any such adjustment will be sent to each Warrantholder within 21 days thereafter. A Certificate reflecting the adjusted entitlement of each Warrantholder will be issued by the Company to each Warrantholder within 14 days of the surrender by it of its existing Certificate.

3.	ADMISSION TO LISTING AND TRADING

3.1	If at the time of the exercise of Warrants, the Ordinary Shares (or any of them or, as the case may be, ADRs) are admitted to trading on AIM, Euronext Growth or NASDAQ (or listed on the Official List of the Financial Conduct Authority and admitted to trading on the London Stock Exchange’s main market for listed securities, or admitted to listing and/or trading on any other market or exchange), the Company will as soon as reasonably practicable apply for admission to trading (and listing if applicable) of such Ordinary Shares or, as the case may be, the ADRs on the relevant exchange and shall use all reasonable endeavours to secure such admission.

3.2	No application has or will be made to any stock exchange for the Warrants to be listed or otherwise traded or dealt in.

4.	WINDING UP

If, at any time during the Subscription Period, an order is made or an effective resolution is passed for the voluntary winding up of the Company (except for the purpose of reconstruction or amalgamation, in which case the Company will procure that each Warrantholder is granted by the reconstructed or amalgamated company a substituted warrant of a value equivalent to the value of his Warrants immediately prior to such reconstruction or amalgamation in substitution, as the Warrantholder(s) acknowledge(s), for and to the exclusion of the Warrant) each Warrantholder will be entitled for the purpose of ascertaining its rights in the winding up to be treated as if it had immediately before the date of the passing of the resolution fully exercised its rights to acquire Ordinary Shares pursuant to its Warrants and in that event it shall be entitled to receive out of the assets available in the liquidation pari passu with the holders of the Ordinary Shares such a sum as it would have received had it been the holder of all such Ordinary Shares to which it would have become entitled by virtue of such exercise. The rights of the Warrantholders under this Condition 4 shall be calculated by the Auditors whose determination shall (save in the case of manifest error) bind the Company and the Warrantholders. Subject to this Condition the Warrants shall lapse on liquidation of the Company.

5.	VARIATION OF RIGHTS

5.1	Subject to Condition 5.2, all or any of the rights for the time being attached to the Warrants may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the Company and with either the consent in writing of any Warrantholders entitled to subscribe for not less than 75 per cent. of the Ordinary Shares which are subject to outstanding Warrants or with the sanction of a Special Resolution of the Warrantholders. All the provisions of the articles of association of the Company as to general meetings of the Company shall mutatis mutandis apply to any separate meeting of the Warrantholders as though the Warrants were a class of shares and as if such provisions were expressly set out in this Instrument but so that:

(a)	the necessary quorum shall be the Warrantholders (present in person or by proxy) entitled to subscribe for one-third in nominal amount of the Ordinary Shares subject to outstanding Warrants;

(b)	every Warrantholder present in person at such meeting shall be entitled on a show of hands to one vote and every such Warrantholder present in person or by proxy at any such meeting shall be entitled on a poll to one vote for every Ordinary Share for which it is entitled to subscribe pursuant to the Warrants;

(c)	any Warrantholder(s) entitled to ten per cent. or more of the aggregate outstanding Warrants present in person or by proxy may demand or join in demanding a poll; or

(d)	if at any adjourned meeting a quorum (as above defined) is not present those holders of outstanding Warrants who are then present in person or by proxy shall be a quorum.

5.2	“Special Resolution” for the purposes of this Condition 5 means a resolution proposed at a meeting of the Warrantholders duly convened and held and passed by a majority consisting of not less than 75 per cent. of the votes cast, whether on a show of hands or on a poll.

5.3	In addition, the Directors may amend the provisions of the Warrants without the consent of the Warrantholders if such amendment would not be prejudicial to the interests of the Warrantholders. Any such amendment shall be notified to the Warrantholders in writing as soon as reasonably practicable.

6.	TAKEOVER PROVISIONS

6.1	Subject to Condition 6.2, if at any time an offer is made to all holders of Ordinary Shares (or all such holders other than the offeror and/or any company controlled by the offeror and/or any person acting in concert with the offeror (the “Offeror”)) to acquire the whole or any part of such Ordinary Shares as a result of which the right to cast a majority of the votes which may ordinarily be cast on a poll at a general meeting may become vested in the Offeror (a “General Offer”), the Company shall give notice to the Warrantholders of such offer within five days of it being made; the publication of a scheme of arrangement under Part 26 of the Companies Act 2006 (“Scheme”) providing for the acquisition by any person of the whole or any part of such Ordinary Shares shall be deemed to be the making of an offer for the purposes of this Condition 6.1.

6.2	If, following or in conjunction with, a General Offer the Offeror makes available an offer (whether in cash or in the form of warrants to subscribe for ordinary shares of the Offeror or otherwise) for the Warrants which the financial advisers to the Company consider in their opinion (acting as experts not as arbitrators) is fair and reasonable having regard to the terms of the General Offer and any other circumstances which may appear to the financial advisers to be relevant (“Warrant Offer”), then if the Warrantholder does not accept such Warrant Offer or exercise his Subscription Rights within 28 days of the date of receipt of the notice of the Warrant Offer, any Director shall be authorised as attorney and agent for the Warrantholder to and shall:

(a)	execute a transfer thereof in favour of the Offeror in consideration of the payment of the consideration provided under the terms of the Warrant Offer; and

(b)	do such acts and things as may be necessary or appropriate in connection therewith,

subject in both (a) and (b) aforesaid and in all circumstances to the General Offer becoming or being declared wholly unconditional or in the case of a Scheme to it being sanctioned by the court and the order filed with the registrar of companies in accordance with section 899 of the Companies Act 2006.

6.3	Subject to Condition 6.2 the Subscription Rights will lapse to the extent that they have not been exercised within one month of the General Offer becoming or being declared wholly unconditional or in the case of a Scheme to it being sanctioned by the court and the order filed with the registrar of companies in accordance with section 899 of the Companies Act 2006.

7.	LOST OR DESTROYED CERTIFICATES

7.1	If any Certificate is worn out or defaced then upon production of such Certificate to the Directors they may cancel it and issue a new replacement Certificate. If any Certificate be lost or destroyed then upon proof thereof to the reasonable satisfaction of the Directors (or in default of proof, on such indemnity as the Directors may deem adequate being given) a new replacement Certificate may be given to the persons entitled to such lost or destroyed Certificate free of charge (save as regards any payment pursuant to any such indemnity).

7.2	An entry as to the issue of the new Certificate and indemnity (if any) shall be made in the Register of Warrantholders.

8.	NOTICES

8.1	Any notice or other document (including a Certificate) may be given or sent to any Warrantholder by sending the same by post in a pre-paid envelope addressed to such Warrantholder to its registered address or to the address (if any) supplied by it to the Company for the giving of notice to it.

8.2	In the case of joint holders a notice given to the Warrantholder whose name stands first in the Register of Warrantholders shall be sufficient notice to all joint holders.

8.3	Any notice required to be given to the Company may be given either personally or by sending it by post to the Registered Office marked for the attention of the Company Secretary or to such other address as the Company may from time to time notify Warrantholders.

8.4	Any notice given or document sent by post shall be deemed to be served on the day after it is posted or, if such a day is not a Business Day, then on the next following Business Day. In proving such service or receipt it shall be sufficient to prove that the envelope containing the notice or document was properly addressed, stamped and posted.

8.5	Any Warrantholder who shall from time to time give to the Company an address at which any notice may be served upon him shall be entitled to have notice served on him at such address.

8.6	Any person who by operation of law, transmission or other means whatsoever shall become entitled to any Warrant shall be bound by every notice in respect of such Warrant which prior to his name and address being entered on the Register of Warrantholders shall be duly given to the person from whom he derives his title to such Warrant.

9.	OTHER PROVISIONS

9.1	The Company shall ensure it has the relevant shareholder authorities to issue sufficient share capital to satisfy in full all Subscription Rights remaining exercisable.

9.2	The Company shall send to the Warrantholders a copy of every document sent by it to the holders of its Ordinary Shares at the same time as it is sent to such holders.

9.3	A Certificate shall be issued to each Warrantholder in respect of its registered holding of Warrants. The persons in whose names Warrants are registered will (except as required by law or where ordered by a court of competent jurisdiction) be deemed to be, and be treated as, the holders and absolute owners of the relevant Warrants for all purposes (regardless of any notice of ownership, trust or any interest in them or their theft or loss) and no person shall be liable for treating the holders as such.

9.4	The Warrants are direct and unsecured obligations of the Company, ranking pari passu and without any preference among themselves and (save for any obligations to be preferred by law) at least equally with the Company’s other present and future unsecured and unsubordinated obligations.

9.5	A copy of the Warrant Instrument shall be kept at the Registered Office. A Warrantholder and any person authorised by a Warrantholder may at all reasonable times during office hours inspect such copy.

10.	TRANSFER

10.1	The Warrants are not transferable except with the prior written consent of the Company. Where Warrants are transferred in accordance with this Condition, promptly upon receipt of the written transfer instrument and Certificate by the Company (and subject to compliance with any relevant statute relating to stamp duties), the Company shall register the transfer and issue a new Certificate to the transferee for the number of Warrants comprised in the transfer and, where applicable, a Certificate for the balance of any Warrants to the transferor.

10.2	No beneficial interest in any Warrant shall be disposed of without the presentation for registration of a transfer and Certificate in respect of such Warrant in accordance with this Condition.

11.	PURCHASE

11.1	The Company and its subsidiaries shall have the right to offer to purchase Warrants by tender (available to all Warrantholders alike) or by private treaty, in either case at any price. All Warrants so purchased by the Company shall be cancelled and shall not be available for reissue or resale.

11.2	Any Warrant purchased by a subsidiary of the Company shall be sold to the Company and cancelled.

IN WITNESS whereof this deed has been executed and delivered on the date first above written.

Executed and delivered as a deed by AMRYT PHARMA PLC acting by		) )	Signature
one director		)
in the presence of:		)
		)	Name	Joe Wiley

Signature of witness

Name (in block capitals)

	Address of witness		90 Harcourt Street

Dublin 2, Ireland

	Occupation of witness		Solicitor

<signature page to Zero Cost Warrant Instrument>